Exhibit 10.23
[AutoNation Letterhead]

January 3, 2012

Mr. Alan McLaren
[Address]

Dear Alan:

This letter confirms the terms and conditions of our offer of employment, subject to the approval of the Board of Directors of AutoNation, Inc.

•	Position Title: SVP Fixed Operations for AutoNation, Inc.

•	Effective Date: January 4, 2012

•	Rate of Pay: $20,208.33 payable semi-monthly ($485,000.00 annualized)

•	Total Target Pay: $703,250.00

•	Reporting to: Mike Maroone, President & COO

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Bonus Eligibility: You will be eligible for the 2012 Corporate bonus plan paid annually. This plan targets 45% of your annual base earnings, and is based on overall company performance. The performance period is January through December. Future years' bonus eligibility, percentage, and metrics will be at the level commensurate with your position in effect at that time.

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Equity Plan: Subject to the discretion of the Executive Compensation Subcommittee of the Board of Directors (the "Committee"), you will be eligible to participate in the Company's Plan, and any equity awarded will be commensurate with the SVP level. Eligibility terms and conditions of the Plan are subject to change as determined by the Board of Directors and/or the Committee.

Fitness Center Membership: As an SVP, you will have free access to the AutoNation Body Shop exercise facility located on the tenth floor of the AutoNation Headquarters building.

•	Car Allowance: You will be eligible to receive $1,300.00 per month as a car allowance, less taxes and applicable withholdings.

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Relocation: The Company will provide you with relocation assistance in moving you and your personal property to South Florida subject to your signing the Company's Relocation Policy Acknowledgment Form. Enclosed for your review is a copy of the Relocation Policy Acknowledgment Form. You are eligible for Plan 5 benefits. Your contact for relocation will be Brian Casey. Brian can be reached at [phone number].

•	Executive Health Management Plan: You will be eligible to participate in the Executive Health Management Plan. Details of this program are provided in the enclosed package.

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Vacation Benefit: Associates accrue vacation time on a per pay period basis at a rate commensurate with their length of service with the Company. You will be eligible for 17 days of vacation per year. Future year vacation eligibility will be determined by the Company's policy in effect at that time. Vacation policy is attached.

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Benefits Eligibility: You will be eligible to participate in AutoNation's group insurance programs effective on the first day of the month coincident with or following completion of one (1) month of service. Full information about our benefits plan will be provided to you at a later date. Associates planning to enroll dependents in AutoNation's health insurance plan will be required to submit proof of dependency for those dependents within 30 days of enrollment. Proof of dependency includes marriage and birth certificates. Failure to provide dependent certification will result in those dependents not being eligible for health insurance benefits until the next benefit enrollment period.

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401(k) Plan: You will be eligible to participate in the AutoNation 401(k) Plan after receiving your first paycheck and completing the enrollment process with Wells Fargo. An information kit will be mailed to your home approximately 30 days following date of hire.

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Deferred Compensation Plan: You are eligible to participate in the Deferred Compensation Plan ("DCP"), commencing in 2013. If you elect to participate in this plan, you will receive a Company match in the DCP of up to 50% of the first $5,000 you contribute to the plan each year. The DCP is a complement to our 401(k) plan, is limited to a select group of management associates and allows you to defer a larger percentage of your income toward your retirement savings than within the 401(k) plan. The DCP also offers the flexibility of in-service distributions for college tuition or other major expenses. Enrollment material will be sent to you at a later date.

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Drug Screening: This offer is contingent upon the successful completion of the Company's hair analysis drug screening process. This process tests back 90 days for all illegal drugs. Please see the enclosed Drug Test Information Sheet for specific details on the drug testing process.

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Background Verification: This offer is contingent upon the successful completion of the Company's background verification process. Once you accept this offer, you will be invited to complete the background consent form online.

•	Arbitration Agreement: This offer is also contingent upon your signing the Company's Arbitration Agreement.

•	Confidentiality, No-Solicit/No-Hire & Non-Compete Agreement: This offer is also contingent upon your signing the Company's Associate Confidentiality, No-Solicit/No-Hire and Non-Compete Agreement.

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Employment Eligibility Verification: This offer is contingent upon your ability to produce acceptable documents that establish identity and employment eligibility in the United States (U.S. Department of Justice Form 1-9). The Company requires you to produce these documents on your first day of employment. For your reference, enclosed is a list of acceptable documents.

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At-Will Employment: This letter is not a guarantee of employment nor does it in any way abridge the employment-at-will relationship that exists between the Company and its employees, nor does it create a contractual relationship. Management retains the right to terminate employment of any associate with or without notice and with or without reason. Similarly, the associate also has the right to terminate employment with or without notice and with or without reason.

•	Parking: You will have the opportunity to park in the AutoNation headquarters garage for $10.00 per pay period. This is a covered and secured parking facility.

Please indicate your acceptance of these terms and conditions by signing below and on the enclosed copy. You have seven (7) calendar days from the mailing date of this offer letter to consider and accept by signing and returning the original in the envelope provided.

Feel free to call me at [phone number] if you have any questions.

Sincerely,                         Accepted:

/s/ Julie Staub                        /s/ Alan McLaren 1/4/12
Julie Staub                        Alan McLaren            Date
VP Human Resources

cc: Mike Maroone